Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	AEG Holdings, LLC

Address of Joint Filer:	c/o Gores Holdings II, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212

Relationship of Joint Filer to Issuer:	10% Owner; Director

Issuer Name and Ticker or Trading Symbol:	Gores Holdings II, Inc. [GSHT]

Date of Earliest Transaction Required to be Reported:
(Month/Day/Year):	01/06/2017

Designated Filer:	Gores Sponsor II LLC

Name of Joint Filer:	Alec Gores

Address of Joint Filer:	c/o Gores Holdings II, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212

Relationship of Joint Filer to Issuer:	10% Owner; Director

Issuer Name and Ticker or Trading Symbol:	Gores Holdings II, Inc. [GSHT]

Date of Earliest Transaction Required to be Reported:
(Month/Day/Year):	01/06/2017

Designated Filer:	Gores Sponsor II LLC